Exhibit 10.27

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 6th day of July, 2017 (the “Second Amendment Execution Date”), by and between BMR-BAYSHORE BOULEVARD LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-BAYSHORE BOULEVARD LLC, successor-in-interest to GAL-BRISBANE, L.P.), and CUTERA, INC., a Delaware corporation (“Tenant,” as successor-in-interest to Altus Medical, Inc.).

RECITALS

A.     WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of August 5, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of August 11, 2010 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 3240 Bayshore Boulevard in Brisbane, California (the “Building”);

B.     WHEREAS, Landlord and Tenant desire to extend the Lease Term; and

C.     WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.     Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.     Second Amendment Extension Term. The Lease Term is hereby extended for sixty-one (61) months and, therefore, the Expiration Date is hereby amended to mean January 31, 2023. The period commencing on January 1, 2018 and ending on the Expiration Date shall be referred to herein as the “Second Amendment Extension Term.”

3.     Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Second Amendment Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Second Amendment Extension Term or to pay for any improvements to the Premises, except as may be expressly provided in the Lease.

4.     Base Rent. During the Second Amendment Extension Term, Base Rent for the Premises shall be as set forth in the following table:

Dates	Rentable Square Feet	Base Rent Rentable Square Foot	Monthly Base Rent
1/1/2018 – 12/31/2018	66,002	$2.80 monthly	$184,805.60
1/1/2019 – 12/31/2019	66,002	$2.88 monthly	$190,085.76
1/1/2020 – 12/31/2020	66,002	$2.97 monthly	$196,025.94
1/1/2021 – 12/31/2021	66,002	$3.06 monthly	$201,966.12
1/1/2022 – 12/31/2022	66,002	$3.15 monthly	$207,906.30
1/1/2023 – 1/31/2023	66,002	$3.24 monthly	$213,846.48

5.     Termination Option. Tenant shall have the one-time option to terminate the Lease (the “Termination Option”) effective as of December 31, 2020 (such date, the “Termination Date”), subject to the terms, conditions and provisions of this Section.

5.1     The Termination Option is conditional upon Tenant delivering to Landlord written notice of Tenant’s election to exercise the Termination Option (the “Termination Notice”) on or before the date that is twelve (12) months prior to the Termination Date (such date, the “Exercise Date”). Tenant shall not be deemed to have exercised the Termination Option unless and until Tenant has delivered the Termination Notice to Landlord. Time shall be of the essence as to Tenant’s exercise of the Termination Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Termination Option after the Exercise Date. Any attempted exercise of the Termination Option after the Exercise Date shall be void and of no force or effect.

5.2     In the event that Tenant exercises the Termination Option, Tenant shall be required to pay to Landlord the Termination Fee (as defined below) on or before the date that is thirty (30) days after the date that Tenant delivers the Termination Notice to Landlord. The “Termination Fee” means an amount equal to One Million Six Hundred Seventy-Two Thousand Eight Hundred Twenty-Two and 65/100 Dollars ($1,672,822.65). If Tenant fails to pay, or is late in paying, the Termination Fee to Landlord, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. Tenant’s obligation to pay the Termination Fee shall survive the expiration or earlier termination of the Lease.

5.3     If Tenant exercises the Termination Option in accordance with this Section on or before the Exercise Date, then the Lease shall terminate on the Termination Date and the Lease shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. In such event, Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms, conditions and provisions of the Lease. If Tenant does not so surrender the Premises to Landlord in accordance with all of the terms, conditions and provisions of the Lease on or before the Termination Date, then Tenant, pursuant to Article 22 of the Original Lease, shall become a tenant at sufferance with respect to the Premises until the actual date that Tenant surrenders the Premises to Landlord in accordance with the terms, conditions and provisions of the Lease.

6.     Option to Extend Term. Tenant shall have the option (”Option”) to extend the Lease Term by an additional sixty (60) months as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions. Any extension of the Lease Term pursuant to the Option shall be on all the same terms and conditions as the Lease, except as follows:

6.1     Base Rent at the commencement of the Option term shall equal the then-current fair market value for comparable office and R&D space in the Brisbane and South San Francisco submarket of comparable age, quality, level of finish and proximity to amenities and public transit, and containing the systems and improvements present in the Premises as of the date that Tenant gives Landlord written notice of Tenant’s election to exercise the Option (“FMV”), and shall be further increased on each annual anniversary of the Option term commencement date by three percent (3%). Tenant may, no more than twelve (12) months prior to the date the Lease Term is then scheduled to expire, request Landlord’s estimate of the FMV for the Option term. Landlord shall, within fifteen (15) days after receipt of such request, give Tenant a written proposal of such FMV. If Tenant gives written notice to exercise the Option, such notice shall specify whether Tenant accepts Landlord’s proposed estimate of FMV. If Tenant does not accept the FMV, then the parties shall endeavor to agree upon the FMV, taking into account all relevant factors, including (a) the size of the Premises, (b) the length of the Option term, (c) rent in comparable buildings in the relevant submarket, including concessions offered to new tenants, such as free rent, tenant improvement allowances and moving allowances, (d) Tenant’s creditworthiness and (e) the quality and location of the Building and the Project. In the event that the parties are unable to agree upon the FMV within thirty (30) days after Tenant notifies Landlord that Tenant is exercising the Option, then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Brisbane and South San Francisco research and development leasing submarket (the “Baseball Arbitrator”) shall be selected and paid for jointly by Landlord and Tenant. If Landlord and Tenant are unable to agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the “JAMS”). The Baseball Arbitrator selected by the parties or designated by JAMS shall (y) have at least ten (10) years’ experience in the leasing of research and development space in the Brisbane and South San Francisco submarket and (z) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the Option term. If, as of the commencement date of the Option term, the amount of Base Rent payable during the Option term shall not have been determined, then, pending such determination, Tenant shall pay Base Rent equal to the Base Rent payable with respect to the last year of the then-current Lease Term. After the final determination of Base Rent payable for the Option term, the parties shall promptly execute a written amendment to the Lease specifying the amount of Base Rent to be paid during the Option term. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

6.2     The Option is not assignable separate and apart from the Lease.

6.3     The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Lease Term. Time shall be of the essence as to Tenant’s exercise of the Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

6.4     Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(a)     At any time after any default as described in Article 15 of the Original Lease and continuing until Tenant cures any such default, if such default is susceptible to being cured; or

(b)     In the event that Tenant has defaulted in the performance of its obligations under the Lease three (3) or more times during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

6.5     The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 6.4 above.

6.6     All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, Tenant has defaulted under the Lease three (3) or more times and a service or late charge under Section 15(c) of the Original Lease has become payable for such defaults, whether or not Tenant has cured such defaults.

6.7     Notwithstanding anything to the contrary, Article 3 of the Addendum attached to the Original Lease is hereby deleted in its entirety and, therefore, shall no longer be of any further force or effect.

7.     Real Property Taxes. Effective as of the Second Amendment Execution Date, (a) Subsection 10(f)(ii) of the Original Lease is hereby deleted in its entirety, and (b) Real Property Taxes shall (for all purposes under the Lease) include taxes (and increases in taxes) attributable to change(s) of ownership of the Project (including, without limitation, any taxes (and increases in taxes) attributable to change(s) of ownership occurring prior to the Second Amendment Execution Date). For avoidance of doubt, Landlord and Tenant hereby acknowledge and agree that taxes (and increases in taxes) attributable to change(s) of ownership of the Project occurring prior to the Second Amendment Execution Date shall be included in Tenant’s Project Percentage of Real Property Taxes for (y) the portion of the 2017 calendar year following the Second Amendment Execution Date and (z) any future calendar years during the Lease Term.

8.     Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than T3 Realty Advisors West Corp. (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord, Landlord’s affiliates, and their respective employees, agents, contractors and lenders, for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

9.     No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

10.     Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Cutera, Inc.

3240 Bayshore Boulevard

Brisbane, California 94005

Attention: President

11.     Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

12.     Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

13.     Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

14.     Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

15.     Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-BAYSHORE BOULEVARD LP,

a Delaware limited partnership

By:

Name:

Title:

TENANT:

CUTERA, INC.,

a Delaware corporation

By:

Name:

Title: